UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Rosberg, Gerald
   The Washington Post Company
   1150 15th Street, N.W.
   Washington, D.C.  20071
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   September 14, 2000
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   The Washington Post Company
   WPO
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President, Planning and Development
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Class B Common Stock                       |225                   |D               |                                               |
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
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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
      Option (right to b|12/11/00 |12/11/06 |Class B. Common Stock  |1,000    |$343.938  |D            |                           |
uy)*                    |         |         |                       |         |          |             |                           |
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                     "  |12/11/00 |12/11/08 |"                      |1,000    |$517.25   |D            |                           |
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                     "  |03/01/01 |03/01/09 |"                      |500      |$548.00   |D            |                           |
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                     "  |12/20/00 |12/20/09 |"                      |1,500    |$543.00   |D            |                           |
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
Explanation of Responses:
*Employee stock option granted pursuant to The Washington Post Company Stock Option Plan.
SIGNATURE OF REPORTING PERSON
Gerald M. Rosberg
DATE
September 19, 2000